Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Provides Outlook of Expected Results for Fiscal 2008
NEW YORK, (December, 13, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today provided a detailed outlook of its expected financial performance for fiscal 2008. During its annual Analyst Day meeting, the Company said it expects pro forma earnings per share — which reflect higher interest expense associated with its recapitalization in 2007 — to increase by up to 8 percent. Adjusted earnings, which exclude restructuring and other one-time charges, are expected to be flat from the previous year.
Company-wide sales are expected to increase 5 to 7 percent, operating income is expected to improve 4 to 6 percent, and free cash flow is anticipated to be in a range of $180 million to $200 million.
During the Analyst Day event, ScottsMiracle-Gro also announced the launch of a new Web site in February, a new advertising campaign to support its Miracle-Gro brand and the launch of a major initiative in its lawn fertilizer business that will be backed by the highest level of marketing and sales support in Company history.
“The fundamentals of our business remain remarkably strong, and we are taking steps to help us ensure that we continue to drive long-term growth that is focused on enhancing shareholder value,” Jim Hagedorn, chairman and chief executive officer, told approximately 125 analysts and investors attending the event. “We are making investments in 2008 that we believe will help us further pull away from the competition, improve our relationship with consumers and become an even more important supplier to our retail partners.”
Other current investments to reduce supply chain and other overhead costs are expected to drive higher levels of future growth. Beginning in fiscal 2009 and until 2011, the Company said it expects operating income to grow 10 to 12 percent annually, adjusted net income to improve in the mid-teens and free cash flow to grow about 10 percent per year.
“We are well-positioned to use our industry leadership and financial flexibility to grow our business and to improve in those areas that are most critical to driving economic value,” said Dave Evans, chief financial officer. “We will continue to generate significant levels of free cash flow that we will primarily use to repay debt, while also allowing us to seek other opportunities for growth.”
About ScottsMiracle-Gro
With $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
937-578-5622